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                                                                      EXHIBIT 12

                 THE GILLETTE COMPANY AND SUBSIDIARY COMPANIES

                  STATEMENT RE: CALCULATION OF CURRENT RATIO

                 Years Ended December 31, 1994, 1993 and 1992

                             (Millions of Dollars)



                              1994       1993        1992
                              ----       ----        ----

Current Assets              $ 2747.4   $ 2528.0    $ 2336.2

Current Liabilities         $ 1783.2   $ 1760.3    $ 1560.8

  Current Ratio               1.54       1.44        1.50
